Exhibit 99.1

Reykjavik, Iceland, April 28, 2004

deCODE genetics Announces First Quarter 2004 Financial Results

Reykjavik, ICELAND, April 28, 2004 - deCODE genetics (Nasdaq:DCGN) today reported consolidated financial results for the quarter ended March 31, 2004. A conference call to discuss the quarter’s results will be webcast live tomorrow, Thursday, April 29, at 8am EDT/12 noon GMT (details below).

Revenue for the first quarter was $10.3 million, compared to $11.8 million for the same period a year ago. This reflects the long-term, product development focus of the company’s business strategy, as well as the timing of milestone payments. At the close of the quarter the company had $18.9 million in deferred research revenue, compared to $12.8 million at the close of the first quarter 2003. This increase reflects cash received under the company’s new alliance with Merck, and will be recognized, along with other deferred revenue, over future reporting periods.

Net loss for the first quarter 2004 was $12.0 million, compared to $13.0 million for the first quarter 2003. The impact of the significant operational efficiencies introduced in late 2002 was the principal factor in this reduction. Basic and diluted net loss per share decreased to $0.23 for the first quarter this year from $0.25 for the first quarter last year. At the close of the first quarter the company had approximately 54.5 million shares outstanding.

Research and development expenses during the first quarter were $15.4 million, compared to $19.7 million for the same quarter in 2003. This reduction reflects the successful streamlining and automation of the company’s core genetics research operations together with increased expenditures on product development.

Selling, general and administrative expenses for the first quarter were $4.2 million, virtually unchanged from the $4.3 million for the same quarter last year.

At the close of the first quarter, the company had $97.0 million in cash and cash equivalents, including $6 million in restricted cash. This is approximately $22 million more than at the close of the fourth quarter of 2003. The increase reflects payments related to the signing of the new drug development alliance with Merck and the liquidation of the company’s two currency swaps, offset in part by costs associated with the advancement of the company’s drug development programs. On April 14, the company completed a $150 million offering of senior convertible notes, net proceeds from which will be reflected in the company’s cash balance for the second quarter.

“In the first few months of this year we have begun the exciting process of taking our breakthroughs in genetics into the clinic. Earlier this month, we launched our Phase IIa clinical trial for DG031, our developmental compound for the prevention of heart attack. This is the first trial anywhere in the world of a drug that acts on a target identified through isolation of a gene conferring risk of a common disease. We expect to present the results this fall and to begin an information-rich Phase III trial late this year or early next. Under our new alliance with Merck, we will also be applying our capabilities in clinical development and pharmacogenomics to some of the most exciting new compounds in Merck’s pipeline, and will earn royalties on sales of drugs that come through the alliance,” said Kari Stefansson, CEO of deCODE.

“I believe our achievements in the past quarter demonstrate our success in delivering on our strategy, and on our ability to reap the upside from drug development. Our core operations are highly efficient and are generating a growing number of targets. We also significantly reinforced our cash position during the quarter, and on this foundation our recently completed financing has guaranteed us the resources to advance our existing drug development programs, to bring new programs on stream, and to see them through clinical development,” Dr. Stefansson concluded.

Recent company highlights include:

Research and Development

•                  Clinical Trial of DG031. The company has initiated a ten-week, information-rich Phase IIa clinical trial that will examine the effect of various dose levels of the company’s developmental compound DG031 on the production of leukotrienes and other biomarkers associated with vascular inflammation. deCODE  has identified common versions of two genes within the leukotriene pathway that correlate with significantly increased risk of heart attack. This risk is the result, the company’s research suggests, of increased inflammation in atherosclerotic plaques, contributing to their rupture and the blockage of blood flow by plaque fragments. DG031 inhibits the activity of FLAP, or 5-lipoxygenase activating protein, that modulates the activity of the leukotriene pathway and the inflammatory cascade it promotes. deCODE plans to employ the data generated in this trial to optimize the design of an information-rich, multicenter Phase III trial to test DG031 for the prevention of heart attack.

Corporate Partnerships

•                  Merck drug development alliance. In February, deCODE and Merck formed a seven-year alliance under which deCODE will conduct information-rich clinical trials on a range of Merck’s developmental compounds. The alliance is a signnificant validation of deCODE’s drug development approach, and will employ deCODE’s population genetics capabilities and expertise in pharmacogenomic analysis to enhance and complement Merck’s on-going clinical development process. On the basis of trial results for particular compounds, the companies may also pursue the development of pharmacogenomic tests to identify patients for whom a given drug may be particularly effective. Under the terms of the agreement, deCODE will receive royalties on sales of drugs and diagnostics developed as part of the alliance.

Finance

•                  Senior convertible notes issue. On April 14, the company completed its offering of 3.5% Senior Convertible Notes due 2011 to qualified institutional buyers pursuant to Rule 144A. In addition to the $125,000,000 principal amount of Notes offered, the company issued a further $25,000,000 of Notes pursuant to the exercise of the over-allotment option by the initial purchasers of the Notes. The Notes are convertible into shares of deCODE common stock, at the option of the holder, at a price of $14.00 per share, equivalent to an initial conversion rate of approximately 71.43 shares per $1,000 principal amount of the Notes. deCODE may redeem the Notes beginning April 20, 2009. deCODE expects to use the proceeds of the proposed offering principally for advancing its drug development programs, as well as for general corporate purposes.

•                  Debt refinancing. In the first quarter the company secured a significantly lower interest rate and extended the repayment period on a large portion of its mortgage debt.

•                  Cash position. At the close of the first quarter, the company had $97.0 million in cash and cash equivalents, including $6 million in restricted cash. This is approximately $22 million more than at the close of the fourth quarter of 2003, an increase reflecting the impact of income related to the signing of the new drug development alliance with Merck and the liquidation of the company’s two currency swaps, offset in part by costs associated with the advancement of the company’s drug development programs.

Personnel

•                  Göran Ando joins Board of Directors. In February, Göran Ando, M.D., Chief Executive Officer of Celltech Group Plc (LSE:CCH; NYSE:CLL), joined the company’s board of directors. Göran Ando joined Celltech in April 2003 from Pharmacia Corporation, where he was Executive Vice President and President of R&D. At Pharmacia he had executive responsibilities for business development, including mergers and acquisitions, and for manufacturing. Dr Ando’s previous appointments include a period as R&D Director for Glaxo Group Research, as well as senior clinical and medical positions at Astra, Bristol-Myers and Pfizer.

About deCODE

deCODE is using population genetics to create a new paradigm for healthcare. With its uniquely comprehensive population data, deCODE is turning research on the genetic causes of common diseases into a growing range of products and services - in pharmaceuticals, gene and drug discovery, DNA-based diagnostics, pharmacogenomics, bioinformatics, and clinical trials. deCODE’s pharmaceuticals group, based in Chicago, and deCODE’s biostructures group, based in Seattle, conduct downstream development work on targets derived from deCODE’s proprietary research in human genetics as well as contract service work for pharmaceutical and biotechnology companies. deCODE is delivering on the promise of the new genetics.SM Visit us on the web at www.decode.com.

Conference Call Information

A conference call, during which deCODE management will discuss the quarter’s financial results and recent operating highlights, will be webcast tomorrow, Thursday, April 29, at 8am EDT/12 noon GMT. The webcast can be accessed via the Investors section of deCODE’s website, www.decode.com, through www.streetevents.com, or, for non-subscribers to StreetEvents, on www.fulldisclosure.com. A replay of the call will be available on these websites for the following week. A digitized telephone replay of the call can be accessed for the week following the call by dialing 1 800 475 6701 from the US, or +1 320 365 3844 from outside the US. The access code is 729515.

Any statements contained in this presentation that relate to future plans, events or performance are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.  These forward-looking statements are subject to a number of risks and uncertainties that could cause actual results, and the timing of events, to differ materially from those described in the forward-looking statements.  These risks and uncertainties include, among others, those relating to technology and product development, integration of acquired businesses, market acceptance, government regulation and regulatory approval processes, intellectual property rights and litigation, dependence on collaborative relationships, ability to obtain financing, competitive products, industry trends and other risks identified in deCODE’s filings with the Securities and Exchange Commission.  deCODE  undertakes no obligation to update or alter these forward-looking statements as a result of new information, future events or otherwise.

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Condensed Consolidated Statements of Operations

	For the three months ended March 31
	2004	2003
	In thousands, except share and per share amounts (unaudited)

Revenue	$10,282	$11,842

OPERATING EXPENSES
Research and development, including cost of revenue	15,433	19,671
Selling, general and administrative	4,230	4,257
Employee termination charges	33	485
Total operating expense	19,696	24,413
Operating loss	(9,414)	(12,571)
Interest income	235	355
Interest expense	(1,199)	(916)
Other non-operating income and (expense), net	(1,658)	90
Net loss	$(12,036)	$(13,042)
Basic and diluted net loss per share:	$(0.23)	$(0.25)
Shares used in computing basic and diluted net loss per share	52,927,462	51,156,718

Condensed Consolidated Balance Sheet Data

	At March 31,	At December 31,
	2004	2003
	In thousands, except share and per share amounts (unaudited)
Cash, cash equivalents, including restricted cash of $6.0 million	$96,956	$74,669
Total assets	191,695	183,475
Total liabilities	95,309	90,068
Total shareholders’ equity	96,386	93,407

Press Release, April 28, 2004